EXHIBIT 10.21

BELLRING BRANDS, LLC
EXECUTIVE SEVERANCE PLAN

Effective January 1, 2020

Article I– ELIGIBILITY REQUIREMENTS

A.
Overview. This Plan Document and Summary Plan Description is effective January 1, 2020 and sets forth the BellRing Brands, LLC Executive Severance Plan (the “Plan”), which provides severance benefits (“Severance Benefits”) to certain eligible employees employed by BellRing Brands, LLC (the “Company”) or its subsidiaries (the Company or such applicable subsidiary being the “Employer”). This Plan supersedes and replaces any other severance plan for the group of employees eligible under this Plan, and any such other severance plan shall be void and without further effect with respect to such employees. The Plan is part of the BellRing Brands, LLC Health and Welfare Benefit Plan.

B.	Eligibility. In addition to the applicable requirements set forth in Article II, to be eligible for the Severance Benefits provided under this Plan:

1.
You must be classified by the Company or your Employer as a regular, active common law employee of an Employer working in the United States and designated by the Board of Directors or the Corporate Governance and Compensation Committee of BellRing Brands, Inc. as both: (a) a Section 16 officer (as described in the Exchange Act of 1934 or any successor law thereto) of BellRing Brands, Inc., and (b) eligible to receive the severance benefits described herein (collectively, the “Employees”). This Plan does not apply to employees of the Company or the Employer covered by the Post Holdings, Inc. Executive Severance Plan, and any such individuals shall not be Employees hereunder. “You” and “your” shall refer to Employees;

2.
You must not be covered otherwise by a written employment agreement (unless such agreement specifically provides for Severance Benefits to be paid under this Plan) or other severance plan or agreement of the Employer, the Company, the Company’s parent companies, or the Company’s subsidiaries;

3.
The Plan Administrator must determine in writing, and in its sole discretion, that the termination of your employment with the Employer was under circumstances that qualify for eligibility for benefits under this Plan. Generally, the Plan Administrator may determine that this includes, but is not necessarily limited to, a broad reduction of the Employer’s or Company’s work force, or a reorganization or restructuring of the Employer or the Company. The fact that you are receiving this document does not necessarily mean that you are eligible to receive a benefit;

4.
You must return Employer property that is in your possession, custody or control within ten (10) days of the date of your Termination of Employment. This “property” includes, but is not limited to, all materials, documents, plans, records or papers or any copies of such documents which in any way relate to the Employer’s affairs. This property further includes all tools, vehicles, credit cards, laptop computers, personal digital devices/cell phones, guideline manuals, money owed due to Company-sponsored credit cards, and any money due to your Employer;

5.
You must have timely executed a Severance and Release Agreement in the form required by the Employer that includes, among other things, a full and general release of claims in favor of the Employer and its affiliates, a confidentiality provision and a cooperation provision and you must not revoke this agreement; and

6.
You must cooperate in the efficient and orderly transfer of your duties and responsibilities to other employees, including transitioning records in your possession under any applicable Company records management policy.

If you do not meet all of the foregoing eligibility criteria, plus any applicable requirements set forth in the Plan, you will not be entitled to Severance Benefits under this Plan.
If the Plan Administrator determines that you are engaging in any conduct that violates the terms of this Plan or any agreement with the Employer, the Company, or the Company’s parent companies or subsidiaries, the Plan Administrator may, in its discretion, terminate any Severance Benefits that you are eligible to receive under the Plan and may initiate proceedings to recover any benefits or payments you have received.
The Plan Administrator reserves the right to withhold any money from your Severance Benefits that you owe your Employer, the Company, or the Company’s parent companies or subsidiaries, but only to the extent any such deduction would not result in adverse tax consequences under Section 409A of the Internal Revenue Code.
Examples of Circumstances in which no Severance Pay and Benefits will be payable under this Plan
Employees will not be eligible for participation in this Plan, if, among other reasons, they:

•	leave the employment of the Employer voluntarily, including their retirement, except to the extent specifically provided for in Article II.B or Article II.C of the Plan;

•	are terminated, but the Plan Administrator does not determine in writing that the circumstances of the Employee’s termination qualify for eligibility under this Plan;

•	terminate employment due to accident, illness, short or long-term disability or death;

•
receive an intercompany transfer to a position with BellRing Brands, LLC or one of its subsidiaries or affiliates (though such transfer may give rise to Good Reason with respect to the benefits described in Article II.B and Article II.C of the Plan);

•	are temporarily laid off or receive a military leave of absence;

•	have received, or are eligible for, under any other severance plan, program, policy, arrangement or agreement, of or from the Employer, Company, or the Company’s parent companies or subsidiaries;

•
refuse to accept an offer from the Employer or Company (or any subsidiary, affiliate or parent of the Employer or Company) for a position of comparable responsibilities or salary with such company at the time of their Termination of Employment and such position is within 50 miles from their current work location;

•
terminate employment or are terminated in connection with a Business Change (as determined by the Plan Administrator), except to the extent provided for in Article II.C of the Plan and constituting a Qualifying Termination after such Business Change; or

•
are notified in advance of the designated date of their Termination of Employment and voluntarily terminate their employment (except for your termination of employment for Good Reason with respect to the benefits described in Article II.B and Article II.C of the Plan) prior to the designated Termination of Employment date and thus are not actively employed with the Employer on the designated Termination of Employment. For example, assume your Employer notifies you on September 1 that your employment will be terminated November 1. If you choose to quit your position with the Employer at any time prior to November 1, you are not eligible for benefits under this Plan.
ARTICLE II    – SEVERANCE BENEFITS PROVIDED UNDER THE PLAN
If you meet the eligibility requirements and become a participant in the Plan, you will be entitled to receive the following Severance Benefits, subject to all terms and conditions herein:

A.	Severance Payment for Termination Other Than in the Context of a Change in Control

1.	Eligibility. The following eligibility requirements apply, in addition to all other terms and conditions of the Plan, in order to be eligible for the amounts and benefits under Article II.A.

(a)
The Plan Administrator must determine in its sole discretion, that the termination of your employment with the Employer was involuntary and under circumstances that qualify for eligibility for benefits under this Plan. The Plan Administrator must determine, in its sole discretion, that you have lost your position through no fault or action of your own and that you are not entitled to benefits under Article II.B or Article II.C of the Plan;

(b)
Your employment must not be terminated for Cause, inadequate or unsatisfactory performance, or misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees); and

(c)
You must receive a notification letter or memorandum from the Plan Administrator or its designee, at the time of your Termination of Employment stating that you are eligible to receive a benefit under this Plan.

2.	Payment.
(a)
Subject to all terms of the Plan, if an Employee becomes eligible to receive Severance Benefits under this Article II.A, and the Employee’s Termination Date occurs before a Change in Control or a Business Change, the Employee will receive a cash Severance Payment equal to thirty-nine (39) weeks of Base Pay plus one (1) week of Base Pay per year of service (such period, the “Severance Period”).

The Severance Period amount, as set forth above, shall be paid to an Employee in one lump sum payment (“Lump Sum Severance Payment”). Notwithstanding the foregoing, the Company may, in its sole discretion, pay (or cause the Employer to pay) such Severance Period amount in a series of payments equal in the aggregate to the Severance Period amount (“Series Severance Payment,” or the Lump Sum Severance Payment, each referred to as the “Severance Payment”), provided that the period selected by the Company for the Series Severance Payments shall result in the amount of each individual Series Severance Payment being no less than the amount of Base Pay received in the Employee’s last regularly scheduled pay period, less applicable withholding, but only to the extent any such payment of the Severance Period amount as a Series Severance Payment or the ability to make such election would not cause a payment to be subject to Internal Revenue Code Section 409A or result in adverse tax consequences under Internal Revenue Code Section 409A, in which event such amount shall be paid as a Lump Sum Severance Payment to the extent necessary to avoid such application of Internal Revenue Code Section 409A. For this purpose, a “year of service” shall include fractional years based on completed weeks of service. If the Severance Period would include a fraction, the Severance Period will be rounded to the nearest whole week (with 0.5 rounded up). If the Employee is a rehire, the Employee shall receive credit under this Plan for previous service provided to the Company or one of its subsidiaries or affiliates.

(b)
All Severance Payments will be subject to deductions for Federal, state and local taxes and all other legally required or otherwise authorized deductions. Neither the Company nor the Employer make any guarantees or warranties regarding the tax consequences of any payment. The Severance Payment will be in addition to any regular salary earned through your last date of employment and in addition to pay for any earned, but unused vacation which has not been taken, as determined in accordance with normal Employer policies.

(c)
Severance Payments are not considered “benefit earnings” for purposes of any benefit plan of the Company, Employer, or their parent companies, unless and only to the extent required by the terms of such plans or by applicable law.

(d)
The Severance Payment and any amount otherwise due to an Employee from the Employer under this Plan must be paid (or commence, as applicable) to such Employee on the next normal payroll processing cycle after the later of: 1) the Employee’s Termination Date; and 2) the expiration of seven days (fifteen days for Minnesota Employees) after the execution and return of the Severance and Release Agreement (as applicable) without the Employee having revoked the Agreement. In no event will any Lump Sum Severance Payment be made later than two and one-half months following the calendar year in which the Termination Date occurred. Any payments hereunder, including any Series Severance Payment, must be paid no later than 24 months after the Employee’s separation from service occurs.

(e)	You will not be penalized in any way for using the full, allotted period to review the Severance and Release Agreement.

3.	Benefits Subsidy.

(a)
Upon Employee’s Termination Date, eligible Employees and any eligible covered dependents at the time of the Termination Date shall, upon proper application, be eligible for COBRA healthcare continuation coverage under the Company’s health, dental, vision and health flexible spending group health plans, to the extent provided under such plans and applicable law. To the extent Employee properly elects and becomes entitled to COBRA continuation coverage with respect to Company’s health, dental or vision group health plans, Employee shall be responsible for a portion of the cost of COBRA continuation coverage based on the current cost sharing percentage for active employees under the plans and the Company or Employer shall pay the remaining portion for a period of 12 weeks (“Benefit Subsidy Period”) or until such time that Employee retains group health coverage under a subsequent employer plan, whichever is earlier, subject to certain other limits required by law and all other terms and conditions of this Plan. Following the end of the Benefit Subsidy Period, Employee shall be responsible for all costs associated with COBRA continuation coverage as provided for by the Company’s benefit plans and procedures. If you and/or your covered dependents are not covered by medical, dental and/or vision benefits at the time of your termination, the Benefit Subsidy as it relates to a specific benefit plan does not apply to you.

(b)
The Benefit Subsidy Period may not exceed 12 weeks. The Company will increase or decrease the Employee’s portion of the plans’ cost during the Benefit Subsidy Period at the same time and on the same terms that such changes apply to then current employees, and the Company need not continue to provide a benefit to an Employee if it has terminated that benefit with respect to active employees.

(c)	With the exception of the benefits described in this Plan, all other Employer-provided benefits will cease on the date your employment with the Employer terminates.

(d)
Employee must notify the Plan Administrator in writing within seven days if Employee obtains other group health coverage under a subsequent employer plan during the Benefit Subsidy Period. If Employee fails to timely notify the Plan Administrator, the Company reserves the right to recover the Company or Employer-paid portion of the cost of coverage for periods beginning on the date such Employee obtains the other group health coverage.

4.	Bonus Award.

(a)
If an Employee is a participant in the BellRing Brands, Inc. Senior Management Bonus Program (“Bonus Program”), such Employee will be eligible to receive a lump sum payment (“Lump Sum Bonus Payment”) of any applicable Bonus Program award on a pro-rata basis using as a numerator, the number of full weeks worked during the fiscal year as of the Employee’s Termination Date and a denominator of 52, less statutory deductions (such amount, the “Bonus Amount”). Notwithstanding the foregoing, BellRing Brands, Inc. may, in its sole discretion, pay (or cause the Company or the Employer to pay) the Bonus Amount in a series of payments equal in the aggregate to the Lump Sum Bonus Payment (“Series Bonus Payment,” or “Lump Sum Bonus Payment,” each referred to as the ‘Bonus Payment’), provided that the period selected by the Company for the Series Bonus Payments shall result in the amount of each individual Series Bonus Payment being no less than the amount of Base Pay received in the Employee’s last regularly scheduled pay period, less applicable withholding, but only to the extent any such payment of the Bonus Amount as a Series Bonus Payment would not cause a payment to be subject to Internal Revenue Code Section 409A or result in adverse tax consequences under Internal Revenue Code Section 409A, in which event such amount shall be paid as a Lump Sum Bonus Payment to the extent necessary to avoid such application of Internal Revenue Code Section 409A. The pro-rata Bonus Program award will be subject to the terms and conditions of the applicable Bonus Program documents including any relevant performance criteria. Performance shall be assessed at the time of Employee’s Termination Date by the Company and any determination of an award shall be entirely in the discretion of BellRing Brands, Inc.

(b)
Any Lump Sum Bonus Payment will be paid within 65 days following the Employee’s Termination Date. Any Series Bonus Payment will commence within 65 days following the Termination Date and the last payment will not occur later than 24 months following the Termination Date. Notwithstanding anything herein to the contrary, payment of a bonus shall be subject to any applicable, valid deferral elections applicable to such bonus and subject to any other time of payment required under Internal Revenue Code Section

409A. The Bonus Payments shall be considered benefit earnings for purposes of the Company’s (or its subsidiaries’ or parents’) benefit plans only to the extent so required under the terms of such plans.

5.	Outplacement Services.

(a)	The Employer will provide outplacement services to Employees the terms and length of which shall be determined in the sole discretion of the Employer.

(b)	Outplacement services may not be provided for a period in excess of two years from the Termination Date.

B.	Termination in the Context of a Change in Control

1.
Eligibility and Payment. In the event an Employee is eligible for the Plan under all terms and conditions of the Plan and if the Employee is involuntarily terminated by the Company or the Employer other than for Cause or if the Employee terminates employment for Good Reason (during the 90-day period following the initial existence of Good Reason) either: a) within 24 months following a Change in Control or b) prior to a Change in Control, if (i) the termination occurs after a public announcement by BellRing Brands, Inc. of a potential Change in Control; (ii) the termination occurs no more than 60 days prior to consummation of the Change in Control; and (iii) the Change in Control is consummated, then the Employee will receive the following (in each case reduced or offset by any amounts or benefits previously received under Article II.A) (“CIC Severance Amount”):

(a)
Those Employees who become eligible to receive Severance Benefits pursuant to this Article II.B of the Plan will receive a Severance Payment equal to seventy-eight (78) weeks of Base Pay plus one (1) week of Base Pay per year of service (such period, the “Severance Period”).
The Severance Period amount, as set forth above, shall be paid to Employee in one lump sum payment (“Lump Sum Severance Payment”). Notwithstanding the foregoing, the Company may, in its sole discretion, pay (or cause the Employer to pay) such Severance Period amount in a series of payments equal in the aggregate to the Severance Period amount (“Series Severance Payment,” or the Lump Sum Severance Payment, each referred to as the “Severance Payment”), provided that the period selected by the Company for the Series Severance Payments shall result in the amount of each individual Series Severance Payment being no less than the amount of Base Pay received in the Employee’s last regularly scheduled pay period, less applicable withholding, but only to the extent any such payment of the Severance Period amount as a Series Severance Payment or the ability to make such election would not cause a payment to be subject to Internal Revenue Code Section 409A or result in adverse tax consequences under Internal Revenue Code Section 409A, in which event such amount shall be paid as a Lump Sum Severance Payment to the extent necessary to avoid such application of Internal Revenue Code Section 409A. For this purpose, a “year of service” shall include fractional years based on completed weeks of service. If the Severance Period would include a fraction, the Severance Period will be rounded to the nearest whole week (with 0.5 rounded up). If Employee is a rehire, the Employee shall receive credit under this Plan for previous service provided to the Company or one of its subsidiaries or affiliates.

(b)
All Severance Payments will be subject to deductions for Federal, state and local taxes and all other legally required or otherwise authorized deductions. Neither the Company nor the Employer make any guarantees or warranties regarding the tax consequences of any payment. The Severance Payment will be in addition to any regular salary earned through your last date of employment and in addition to pay for any earned, but unused vacation which has not been taken, as determined in accordance with normal Employer policies.

(c)
Severance Payments are not considered “benefit earnings” for purposes of any benefit plan of the Company, Employer, or their parent companies, unless and only to the extent required by the terms of such plans or by applicable law.

(d)
The Lump Sum Severance Payment and any amount otherwise due to an Employee from the Employer under this Plan, other than a Series Severance Payment, must be paid to such Employee on the next normal payroll processing cycle after the later of: 1) the Employee’s Termination Date; and 2) the expiration of seven days (fifteen days for Minnesota Employees) after the execution and return of the Severance and Release Agreement (as applicable) without the Employee having revoked the Agreement. In the context of a termination which occurs within the 60 days prior to a Change in Control, any payments that are due to Employee under Article II.B.1, that are in addition to payment already made in lump sum or that are in pay status (e.g., for example, through Series Severance Payments) under this Plan, shall be paid on the date of the Change in Control or on the next normal payroll date following the date of the Change in Control. Payment of the Series Severance Payment, if applicable, to the Employee shall commence on the next normal payroll date after the later of: 1) the Employee’s Termination Date; and 2) the expiration of seven days (fifteen days for Minnesota Employees) after the execution and return of the Severance and Release Agreement (as applicable) without the Employee having revoked the Agreement. In no event will any Lump Sum Severance Payment be made later than two and one-half months following the calendar year in which the Termination Date occurred. Any payments hereunder, including any Series Severance Payment, must be paid no later than 24 months after the Employee’s separation from service occurs.

(e)	You will not be penalized in any way for using the full, allotted period to review the Severance and Release Agreement.

2.
Other Benefits/Payments. The additional benefits and payments set forth in Articles II.A.3-5 of this Plan shall apply to Employees terminated in the context of a Change in Control (in each case reduced or offset by any amounts or benefits previously received under Article II.A).

C.
Business Change. In the event that, as determined by the Plan Administrator in its sole discretion, (a) you meet the eligibility requirements set forth in Articles I and II.A., (b) a Business Change occurs prior to a Change in Control, (c) you have not become eligible for any Severance Benefits or Severance Payments (including but not limited to the CIC Severance Amount) under this Plan, and (d) you remain in the employ of the Company or the Employer until a Business Change has occurred, then upon your involuntary termination of employment by the Company or the Employer other than for Cause or your termination of employment for Good Reason (during the 90-day period following the initial existence of Good Reason), in either case, within two years after that Business Change (“Qualifying Termination”), you will be eligible for the benefits described in Article II.B.1(a) and Article II.B.2 in such amount, time, form and manner and subject to such terms and conditions under Article II.B. as though the Business Change were a Change in Control in Article II.B. Any Qualifying Termination under this Article II.C shall not be considered a termination of employment entitling you to any payments or benefits under the Plan other than those specifically described in this Article II.C. A Qualifying Termination will not be deemed to have occurred solely by reason of the Business Change; you must actually experience an involuntary termination that meets the terms described in this Article II.C and in the Plan.

D.
Non-Duplication of Benefits. In no event will you (a) be eligible to receive total payments or benefits under this Plan exceeding those described in Article II.B or Article II.C; (b) be eligible to receive payments and benefits under both Article II.B and Article II.C; or (c) be eligible to receive payments and benefits under both Article II.A and Article II.C.

ARTICLE III    – GENERAL PROVISIONS GOVERNING PLAN

A.
Minimum Benefit and WARN Notice Period. If your layoff is subject to the requirements of the Worker Adjustment and Retraining Notification Act (WARN), you will receive pay for a period of at least 60 calendar days from the date that you are first notified of your layoff. If your last date of work is before the end of the 60 calendar day period, you will receive your Severance Benefits in the form of salary/benefit continuation (excluding short and long-term disability coverage) until the end of the WARN period. Salary continuation in lieu of WARN notice shall constitute benefit earnings for purposes of the Company benefit plans to the extent provide by the terms of such benefit plans or applicable law. If you are still owed Severance Benefits after this time, you will receive any remaining payment in a lump sum and additional benefits pursuant to the Benefit Subsidy, described herein. Layoffs subject to notice requirements under state laws similar to WARN are subject to similar treatment.

B.	Reductions to Severance Benefits

1.
Notwithstanding anything herein to the contrary, in order to maintain the Plan’s status as a “welfare plan” under ERISA, a Severance Payment shall be reduced so that the sum of the Severance Payment and all other amounts that become due to Employee from the Employer under this Plan as a result of such Employee’s Termination of Employment (“Separation Amounts”), will not exceed two times the Employee’s annualized W-2 wages for the calendar year preceding the calendar year in which the Employee’s Termination of Employment occurs, and in no event will such Separation Amounts be paid over a period that exceeds 24 months after the Termination of Employment. Without limiting the foregoing, if the Company intends to rely on the involuntary separation pay exception under Section 409A of the Code and the regulations thereunder, any Severance Payment shall be reduced to the extent necessary so that the sum of the Severance Payment and all other amounts that become due to Employee from the Employer as a result of such Employee’s Termination of Employment will not exceed the amount required to fall within the involuntary separation pay exception under Section 409A of the Code and the regulations thereunder.

2.	The amount of Severance Payment you receive will be offset by the amount (if any) you receive pursuant to WARN period as provided for herein.

3.
No reduction in Severance Benefits will result from the value of any additional vesting or extended exercisability of equity-based compensation provided by Post Holdings, Inc., BellRing Brands, Inc., the Company or Employer pursuant to any other agreement.

C.
Rehire and Repayment. Notwithstanding any provisions in this Plan, all pay and benefits under this Plan will cease upon your date of rehire with the Company, the Employer or any of their parents, affiliates or subsidiaries (and, in the case of a Change in Control or Business Change, if applicable, your date of rehire with an applicable acquirer or successor to BellRing Brands, Inc., the Company or your Employer). In the event an Employee becomes so reemployed during the Severance Period, Employee will be required to repay a prorated portion of the Severance Payment to the Company in a time and manner designated by the Company.

D.
Excise Tax. If any payment by the Company (and any company required to be aggregated with the Company for purposes of 280G) or the receipt of any benefit from the Company (whether or not pursuant to this Plan) is an “excess parachute payment” as such term is described in Section 280G of the Internal Revenue Code so as to result in the loss of a deduction to the Company or Employer under Internal Revenue Code Section 280G or in the imposition of an excise tax on the Employee under Internal Revenue Code Section 4999, or any successor sections thereto (an “Excess Parachute Payment”), then the Employee shall be paid either 1) the amounts and benefits due, or 2) the amounts and benefits due under this Plan shall be reduced so that the amount of all payments and benefits due that are “parachute payments” within the meaning of Internal Revenue Code Section 280G (whether or not pursuant to this Plan) are equal to one-dollar ($1) less than the maximum amount allowed under the Internal Revenue Code that would avoid the existence of an “Excess Parachute Payment,” whichever of the 1) or 2) amount results in the greater after-tax payment to the Employee.

E.	Definitions

1.
“Base Pay” is your regular base salary rate for your last regularly scheduled pay period immediately preceding the date of your Termination from Employment, as determined by the Plan Administrator, in its sole discretion. Base Pay excludes overtime pay, bonuses, car allowance, commissions, fees, incentive allowances, equity compensation and employer-provided benefits and any other items determined by the Plan Administrator in its sole discretion.

2.
“Business Change” means that, prior to any Change in Control, the subsidiary of BellRing Brands, Inc., with which you are employed is transferred to a person unaffiliated with BellRing Brands, Inc., wherein such subsidiary ceases to be a part or affiliate of BellRing Brands, Inc., all as determined by the Plan Administrator in its sole discretion.

3.
Termination for “Cause” means termination of Employee’s employment because, in the Company’s good faith belief, a) Employee willfully and continually failed substantially to perform Employee’s duties (i.e. due to Employee’s failure to perform job functions at an appropriate level); b) Employee committed an act or acts that constituted a misdemeanor (other than a minor traffic violation) or a felony under the law of the United States (including any subdivision thereof) or any country in which Employee is assigned (including any subdivision thereof), including, but not limited to, Employee’s conviction for or plea of guilty or no contest to any such misdemeanor or felony; c) Employee committed an act or acts in material violation of the Company’s or Employer’s significant policies and/or practices applicable to employees at the level of Employee within the Company’s organization; d) Employee willfully acted, or willfully failed to act, or acted with gross negligence, in a manner that was injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or parents, e) Employee acted in a manner unbecoming of Employee’s position with the Company, regardless of whether such action or inaction occurs in the course of the performance of Employee’s duties with the Company or Employer; or f) Employee was subject to any fine, censure, or sanction of any kind, permanent or temporary, issued by the Securities and Exchange Commission or the New York Stock Exchange or any other stock exchange.

4.	“Change in Control” means a “Change in Control” of BellRing Brands, Inc. as defined in the BellRing Brands, Inc. 2019 Long-Term Incentive Plan.

5.	“Effective Date” shall mean January 1, 2020.

6.
“Good Reason” shall mean any of the following acts by the Company or Employer, without the prior written consent of the Employee: a) a material reduction by the Company or Employer in the Employee’s base salary, annual bonus award opportunity and annual long-term equity-based incentive opportunity, taken as a whole, provided that for purposes of determining whether there has been a material reduction: i) a reduction applied generally to all exempt employees of the

Company or Employer that occurs prior to a Change in Control (or Business Change, as applicable) shall not constitute “Good Reason,” and ii) “annual bonus award opportunity” and “annual long-term equity-based incentive opportunity” shall not include supplemental one-time bonuses and awards; b) i) a material reduction in the Employee’s position, duties or responsibilities; or ii) a material adverse change in the Employee’s reporting relationships; c) the Company or Employer requiring the Employee, without his or her consent, to be based at any office or location more than 50 miles from the office at which the Employee was principally located immediately prior to the Change in Control (or Business Change, as applicable); or d) the material breach by the Company or Employer of any employment agreement with the Employee. Notwithstanding anything in this definition to the contrary, “Good Reason” will not be deemed to exist unless (i) you notify your Employer of the existence of the condition giving rise to such Good Reason within 30 days of the initial existence of such condition, (ii) the Company or Employer does not cure such condition within 30 days of such notice, and (iii) you have a voluntary Termination of Employment within 90 days of the initial occurrence of such condition.

7.	“Severance Benefits” is defined in Article I.A.

8.	“Severance Payment” is defined in Article II.A.2(a) or Article II.B.1(a), as applicable.

9.	“Severance Period” is defined in Article II.A.2(a) or Article II.B.1(a), as applicable.

10.
“Severance and Release Agreement” is an agreement between you and the Employer or Company that includes, among other things, a waiver of all claims you might have against the Employer and its affiliates. This agreement is a condition to your receipt of any benefits under this Plan. The terms of the agreement will be determined by the Plan Administrator in its sole discretion. You are advised to obtain legal counsel in considering whether to sign this agreement.

11.	“Termination Date” or “Termination of Employment” means an Employee’s last date of employment with the Company or Employer as set forth in his or her Severance and Release Agreement.

ARTICLE IV    – ADDITIONAL IMPORTANT INFORMATION

A.	Claims Procedures When Your Benefits Are Disputed

1.
If a dispute arises concerning whether you are entitled to benefits under this Plan or as to the amount of your benefits, you must first file a claim for benefits in accordance with the following procedure. A claim for Plan benefits must be in writing and addressed to the Plan Administrator, BellRing Brands, LLC Severance Plans, c/o Post VP, Benefits & Payroll, Post Holdings, Inc., 2600 S. Hanley Road, St. Louis, MO 63144, or any other address that may be designated from time to time. You will receive written notice from the Plan Administrator with respect to your claim within 90 days of the date the Plan Administrator received your initial claim. If special circumstances required an extension of time, written notice will be given to you before the end of this 90-day period and will explain the reasons for the delay.

2.	If your claim is denied, you will be notified in writing. This notice will include:

(a)	The specific reason for the denial.

(b)	A reference to the specific Plan provisions on which the claim determination was based.

(c)	A description and explanation of any additional information that is needed to process your claim.

(d)	A description of the Plan’s review procedures and applicable time limits.

(e)	A summary of your rights to take legal action.

3.
Should you disagree with the determination, you have 60 days to request a review in writing to BellRing Brands, LLC c/o Post VP, Benefits & Payroll, Post Holdings, Inc., 2600 S. Hanley Road, St. Louis, MO 63144.

4.	In your appeal, you must:

(a)	State, in writing, why you believe your claim should have been approved.

(b)	Submit any information and documents you think are appropriate.

(c)	Send the appeal and any supporting documentation to the address above.

5.
If you do not request a review, you will be barred from challenging the Plan Administrator’s determination. The appeals decisionmaker will reconsider your claim and its resulting decision will be issued within 60 days after your request. If more time is needed because of unusual circumstances, you will be notified in writing.

6.	If the appeals decisionmaker denies your appeal, it will send you a notice that will include:

(a)	The specific reason for the denial.

(b)	A reference to the specific Plan provision on which the determination was based.

(c)	A summary of your right to additional appeals or legal action.

(d)	A statement of your right to obtain, free of charge, copies of documentation relevant to the decision.

7.
If the appeals decisionmaker makes an adverse benefit determination on appeal, you may bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Any action must be commenced within 180 days following the decision on appeal of your initial claim for benefits (or following the last date for filing an appeal, if no appeal is taken).

8.
The Company (including the Plan Administrator and its agents) have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and their decisions on such matters are final, conclusive and binding on all parties. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).

B.
Assignment of Benefits. Benefits under this Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Employer.

C.
Financing the Plan. The Employer pays the entire cost of the Plan out of its general assets. Benefit payments are made on the authorization of the Plan Administrator or of a delegate appointed by the Plan Administrator.

D.
Plan Administration. BellRing Brands, LLC is the Plan Sponsor and Administrator. The Plan Administrator has designated the Post Benefits Team and the Vice President, Benefits & Payroll at Post Holdings, Inc. to carry out the duties of the administrator. The Plan Administrator retains full discretionary authority over this Plan.

E.
Successors and Assigns. This Plan shall be binding upon the Company and any successor(s) to BellRing Brands, LLC, including any persons acquiring directly or indirectly all or substantially all of the business or assets of BellRing Brands, LLC, by purchase, merger, consolidation, reorganization, or otherwise. Furthermore, upon the occurrence of a Business Change, this Plan shall be binding upon any successor(s) to the applicable subsidiary of BellRing Brands, LLC, undergoing such Business Change with respect to the Employees of such subsidiary. Any such successor shall thereafter be deemed to be the “Company” for purposes of this Plan, and the term “Company” shall include BellRing Brands, Inc. to the extent advantageous to the Employees by providing them with the benefits intended under this Plan. However, this Plan and the Company’s obligations under this Plan are not otherwise assignable, transferable, or delegable by the Company. By written agreement, the Company shall require any successor described in this Article IV.E expressly to assume and agree to honor this Plan in the same manner and to the same extent the Company would be required to honor this Plan if no such succession had occurred.

F.
Plan Amendment and Termination. The Company reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time. Any amendment will not affect the Severance Benefits of those who have already been approved for and are receiving payment of benefits. Benefits for other employees, however, may be reduced or eliminated at any time. Upon final termination of the Plan, the Company will make appropriate arrangements to wind up the affairs of the Plan. Prior practices by any Employer shall not diminish in any way the rights granted to the Company under this section. Oral or other informal communications made by the Employer or the Employer’s representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein and such communications will not diminish the Employer’s rights to amend or terminate the Plan in any manner.

G.
State of Jurisdiction. This Plan shall be construed, administered and enforced according to the laws of the State of Missouri without regard to its conflict of law rules except to the extent preempted or superseded by applicable Federal laws.

H.	Forum Selection. Any claim, lawsuit or other action relating to this Plan shall be subject to the exclusive jurisdiction of the United States District Court, Eastern District of Missouri.

I.	No Contract of Employment. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company.

J.
Internal Revenue Code Section 409A. This Plan is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A. Any installment payment, including under a Series Severance Payment or Series Bonus Payment shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything hereunder to the contrary, any payment which could be made or commence during a period that spans two tax years based on when an Employee executes a Severance and Release Agreement or otherwise shall be made in the later of the two tax years. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, in the event that an Employee is determined to be a specified employee within the meaning of Section 409A, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, only to the extent required to avoid any adverse tax consequences under Section 409A. Any payments that would have been made during such 6-month period shall be made in a lump sum on the first payroll date which is more than six months following the date Employee separates from service with the Employer/Company.

K.
No Other Benefits Provided. The Plan provides only those severance benefits described in Article II of this Plan and does not entitle any participant to health care or other welfare benefits, including but not limited to COBRA health care continuation coverage, or to bonus payments. With regard to Article IIA3 and Article IIA4, any health care continuation coverage shall be provided under and according to the terms of the Employer’s group health plans, and any bonus award shall be provided under and according to the terms of the Bonus Program, as applicable. Eligibility and coverage under any health or welfare benefit other than severance benefits, including such other benefits offered under the BellRing Brands, LLC Health and Welfare Benefit Plan, are governed by plan documents specific to those other benefits.

L.
Statement of ERISA Rights. Participants in the BellRing Brands, LLC Executive Severance Plan, which is part of the BellRing Brands, LLC Health and Welfare Benefit Plan, are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits
(i)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents pertaining to the Plan, including any insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
(ii)    Obtain, upon written request to the Plan Administrator, copies of documents pertaining to the operation of the Plan, including any insurance contracts and copies of the latest annual reports (Form 5500 Series) and updated summary plan descriptions. The Plan Administrator may make a reasonable charge for the copies.
(iii)    Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to operate the Plan prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the employer, union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If a claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if you request a copy of the documents governing the Plan or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IN WITNESS WHEREOF, this Plan has been executed this 31st day of December 2019.

BELLRING BRANDS, LLC

By: __/s/ Craig L. Rosenthal__________________
Craig Rosenthal
Senior Vice President and General Counsel

ADDITIONAL INFORMATION REQUIRED BY ERISA
BELLRING BRANDS, LLC
EXECUTIVE SEVERANCE PLAN

Plan Name	BellRing Brands, LLC Executive Severance Plan, which is a component of the BellRing Brands, LLC Health and Welfare Benefit Plan
Plan Number	501
Plan Administrator	BellRing Brands, LLC c/o Post VP, Benefits & Payroll Post Holdings, Inc. 2600 S. Hanley Road St. Louis, MO 63144 (314) 644-7600
Name and Address of Employers Maintaining Plan	BellRing Brands, LLC and its subsidiaries See Plan Administrator section for address
Employer & Plan Sponsor Identification Number	BellRing Brands, LLC 32-0442358
Type of Plan	Employee severance benefit plan
Plan Funding	Severance benefits are self-funded and paid from the general assets of the Employer
Agent for Service of Legal Process	Senior Vice President and General Counsel BellRing Brands, LLC 2503 S. Hanley Road St. Louis, MO 63144 (314) 644-7600
Plan Year	January 1 through December 31